Exhibit 99.2

        Connect-Care, Inc. is engaged in the business of developing, marketing and distributing customer relationship management software and providing related products and services, including installation, support and maintenance services and marketing and distributing software and other products. Connect-Care, Inc. and Firstwave Technologies, Inc. will combine through a merger, with the entities involved including Firstwave Technologies, Inc., a Georgia corporation, CC Subsidiary, Inc., a Georgia corporation, Connect-Care, Inc., a Georgia corporation, and the shareholders of Connect-Care, Inc.

        The pro forma statements of the merged companies presented include the Balance Sheet as of December 31, 2002, and the Statement of Operations for the year ended December 31, 2002. One year is shown on the pro forma statements because, in accordance with Regulation S-X, the acquisition represents 20% or more of the total assets of Firstwave, but less than 40% of the total assets of Firstwave.

        The pro forma income statement shows that both Firstwave Technologies and Connect-Care would have had net income for the year ended December 31, 2002, and therefore when combined show a net income for the year ended December 31, 2002. Basic and diluted weighted average shares outstanding would have increased by the 200,000 shares offered in the transaction. The basic and diluted earnings per share reported by Firstwave Technologies would have decreased due to the small amount of net income reported by Connect-Care, Inc. offset by the 200,000 shares added to weighted average shares. Basic earnings per share would have decreased from $1.29 per share to $1.18 per share. Fully diluted earnings per share would have decreased from $.96 per share to $.90 per share.

        The pro forma balance sheet shows an increase in total assets from $12.4 million to $13.8 million, primarily from an increase in accounts receivable from Connect-Care customers, offset by the negative shareholders' equity of the Connect-Care acquisition shown in the indefinite life intangible assets. Total liabilities show an increase consistent with the increase in total assets from $12.4 million to $13.8 million, primarily from deferred revenue carried on the financial statements of Connect-Care and other liabilities offset by negative shareholders' equity. Any nonrecurring charges or credits and related tax effects were not considered in the pro forma condensed financial statements.

        The $300,000 earn-out provision of the merger agreement with Connect-Care makes this payment contingent upon the attainment of certain total revenues, including license revenues and associated maintenance revenues that would be recognized according to SOP 97-2, during 2003 from March through December. Such earn-out is contingent consideration based upon future financial performance. Such revenue attainment is offset by any net accounts receivable shown as of February 28, 2003, not collected by December 31, 2003. If the revenue targets are realized, the $300,000 will be paid in full. If the revenue targets are partially realized, then the payout is payable ratably. If the revenue target is met the payout will be accounted for on Firstwave's financial statements as an increase to the purchase price of the acquisition and an increase to intangible assets.

        The Company is accounting for the $300,000 as contingent consideration in accordance with paragraphs 25 through 28 of SFAS 141. As the amount, if any, of contingent consideration was not determinable at the acquisition date, no amount for the contingency will be recorded in the Company's financial statements until the contingency is resolved, or the consideration is issued or becomes issuable. The Company expects that, should any amount of contingent consideration be issuable, that such amount would result in an additional element of the cost of acquiring Connect-Care.

        In determining the acquisition price, Firstwave evaluated the recorded assets and liabilities of Connect-Care and determined that such assets and liabilities, given their short-term operating nature, would typically be stated at their fair value, or the amount that Firstwave would realize from the asset or to settle the obligation. The recorded liabilities of Connect Care (exclusive of the related party note payable and interest accrual) exceeded the assets of Connect Care. Firstwave then evaluated the estimated realizability and useful life of the software product of Connect Care and assigned an estimated net realizable amount to the software product. Firstwave then evaluated the existing customer base of Connect Care and estimated the potential future revenues that may be derived by Firstwave from the customer relationships. Based on this evaluation, Firstwave estimated a value for the customer relationships. Utilizing this methodology Firstwave determined an estimated acquisition price.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2002
(in thousands except per share data)

	FIRSTWAVE	CONNECT CARE	PRO FORMA COMBINED STATEMENT OF OPERATIONS
REVENUES
SOFTWARE	$2,934	$976	$3,910
SERVICES	9,785	772	10,557
MAINTENANCE	1,654	918	2,572
OTHER	31	0	31

TOTAL REVENUE	14,404	2,665	17,069
COSTS AND EXPENSES
COST OF REVENUE
SOFTWARE	1,197	156	1,353
SERVICES	3,252	461	3,713
MAINTENANCE	515	354	869
OTHER	31	0	31
			0
SALES AND MARKETING	3,481	444	3,925
PRODUCT DEVELOPMENT	699	266	965
GENERAL & ADMINISTRATION	2,257	980	3,237

TOTAL COSTS AND EXPENSES	11,432	2,661	14,093
OPERATING INCOME/ (LOSS)	2,972	4	2,976
INTEREST INCOME, NET	53	0	53
DIVIDENDS	(252)	0	(252)

NET INCOME/(LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$2,773	$4	$2,777

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	2,150		2,350	(1)

BASIC EARNINGS/(LOSS) PER SHARE	$1.29		$1.18

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	3,153		3,353	(1)

DILUTED EARNINGS/(LOSS) PER SHARE	$0.96		$0.90

(1)
Includes 200,000 shares issued as consideration in the acquisition

  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
  AS OF DECEMBER 31, 2002
  (in thousands)

	FIRSTWAVE	CONNECT CARE	PRO FORMA ADJUSTMENTS	PROFORMA COMBINED BALANCE
CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$3,779	$24		$3,803
ACCOUNTS RECEIVABLES, LESS ALLOWANCE FOR DOUBTFUL ACCOUNTS	2,406	982		3,388
PREPAID EXPENSES AND OTHER ASSETS	664	50		714

TOTAL CURRENT ASSETS	6,849	1,056		7,905
PROPERTY AND EQUIPMENT, NET	738	44		782
SOFTWARE DEVELOPMENT COSTS, NET	2,041	0		2,041
INVESTMENT IN SUBSIDIARY	2,630	0	(2,630)	0
TECHNOLOGY	0	0	300	300
INDEFINITE LIFE INTANGIBLE ASSETS	175	0	2,564	2,739

TOTAL ASSETS	$12,433	$1,100	$234	$13,767

LIABILITIES AND SHAREHOLDERS' EQUITY
ACCOUNTS PAYABLE	909	147		1,056
DEFERRED REVENUE	812	805		1,617
ACCRUED EMPLOYEE COMPENSATION AND BENEFITS	417	301		718
DIVIDENDS PAYABLE	42	0		42
OTHER ACCRUED LIABILITIES	802	81		883

TOTAL CURRENT LIABILITIES	2,982	1,334		4,316

SHAREHOLDERS EQUITY	9,451	(234)	234	9,451

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$12,433	$1,100	$234	$13,767